Exhibit 11.2

POET TECHNOLOGIES INC. (the "COMPANY")

SECURITIES TRADING POLICY

1.0 INTRODUCTION AND PURPOSE

1.1 Definitions

For the purpose of this Policy, the following terms have the following meanings:

(a) "**Company**" includes the Company and all of its subsidiaries, if any.

(b) "**Company Personnel**" includes the directors, officers and employees of the Company, Consultants and other persons with a relationship to the Company.

(c) "**Employees**" includes all permanent, contract, secondment and temporary agency employees who are on long-term assignments with the Company, as well as to consultants to the Company.

(d) **"Related Persons"** includes persons related to Company Personnel, including any spouse, child, stepchild, grandchild, parent or stepparent, whether or not sharing the same household as the Company Personnel, and others living in their households, and investment partnerships and other entities (including trusts and corporations) over which such Company Personnel have or share voting or investment control.

(e) **"Material information"** consists of both **"material facts"** and **"material changes"**. A **"material fact"** means a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the securities of the Company. A **"material change"** means a change in the business, operations or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of any of the securities of the Company and includes a decision to implement such a change if such a decision is made by (i) the Board or (ii) by senior management who believe that confirmation of the decision by the Board is probable. Determining the materiality of information requires the exercise of judgment. (Refer to Section 5.1 of the Company's Disclosure Policy for a non-exhaustive list of examples of the types of events or information that may be material.) Material information is non-public until it has been generally disclosed by news release disseminated through a new wire service and investors have been given a reasonable amount of time to analyze the information.

(f) "**Necessary course of business**" has a limited meaning and use and exists so as not to unduly interfere with the Company's ordinary business activities. The term could cover communications that are required to be made to further the business purposes of the Company and generally cover communications with: (i) vendors, suppliers or strategic partners on issues such as research and development, sales and marketing and supply contracts; (ii) other Company Personnel; (iii) lenders, legal counsel, underwriters, auditors, and financial and other professional advisors to the Company; (iv) parties to various types of negotiations with the Company; (v) credit rating agencies; (vi) labor unions and industry associations; or (vii) government agencies and non-governmental regulators.

(g) "**Reporting Insiders**" refers to directors and certain senior officers who are subject to additional reporting obligations. At the present time, all directors and all company officers named in the Company's annual filings on SEDAR and in Company filings with the U.S. SEC are "reporting insiders," including the positions of Executive Chairman, Chairman, CEO, President, CFO, and Corporate Controller and Corporate Secretary.

1.2 Importance of Compliance

Securities legislation, rules and regulations impose various requirements on the Company, all Company Personnel that are intended to ensure that individuals in a Special Relationship (as defined under securities legislation) with the Company do not trade in the shares or other securities of the Company when they are in possession of material, non-public information (as defined below in Section 2.4(e)) and do not pass on or tip that information to others. Company Personnel, Employees, Insiders and Related Persons (as defined above) all have a "special relationship" with the Company (as defined in securities regulations in both Canada and the United States) and are prohibited from:

- Purchasing or selling securities of the Company with knowledge of a material fact or material change with respect to the Company that has not been generally disclosed. This is the prohibition against insider trading.
- Informing, other than in the necessary course of business, another person or company of a material fact or material change with respect to the Company that has not been generally disclosed. This is the prohibition against tipping.
- Recommending or encouraging, other than in the necessary course of business, another person or company to purchase or sell securities of the Company with knowledge of a material fact or a material change with respect to the Company that has not been generally disclosed. This is the prohibition against recommending trades.

The consequences of improper trading or tipping (or suspicion of any of those activities) are serious, both for the individual involved and the Company. Breach of the applicable legislation, rules and regulations may involve both civil and criminal penalties, and the monetary and reputational cost of an actual or suspected breach may be significant.

If a director, officer or employee is in any doubt as to whether certain undisclosed information is material or whether such information has been disclosed, such individual should consult the Company's Investor Relations personnel before engaging in a transaction or otherwise taking any action.

1.3 Purpose

This Policy is intended to help to ensure that the Company and Company Personnel comply with these requirements by setting out procedures and guidelines for restricting trading by Company Personnel and Related Persons in securities of the Company and other issuers in respect of which Company Personnel may receive material, non-public information while representing the Company, if the Company Personnel is in possession of material, non-public information.

2.0 SCOPE AND APPLICATION

2.1 This Policy extends to all Company Personnel and Related Persons, as well as any other persons in a special relationship to the Company. Company Personnel are responsible to the best of his/her ability for directing family members to comply with this Policy.

2.2 This Policy supplements securities legislation, rules and regulations regarding trading, as well as the policies and procedures set out in the Company's other corporate governance documents. The Board of Directors of the Company (the "**Board**") may change this Policy and the procedures that it contemplates as appropriate to carry out the purposes of this Policy and applicable legal requirements. All Company

Personnel shall read and agree to adhere to the terms of the Policy. This Policy and is complementary to, and should be read in conjunction with, the Company's Disclosure Policy.

2.3 This Policy is not intended to provide an in-depth legal analysis of insider trading rules but rather to serve as a guideline for the purpose of limiting the possibility of illegal or inappropriate use of undisclosed confidential material information, facts or changes regarding the Company. The onus of complying with this Policy and the relevant insider trading and other securities legislation lies with each individual director, officer and employee of the Company and its subsidiaries, each of whom is expected to be familiar with this Policy and such legislation and to comply fully with them.

2.4 The prohibitions contained in this Policy with respect to insider trading, tipping and recommending trades in securities of the Company will also apply to directors, officers and employees of the Company and its subsidiaries in relation to the securities of other companies in circumstances where such persons may be in possession of material undisclosed information relating to such companies obtained in the course of the Company's business. In these circumstances, information about other companies should be treated in the same way as comparable information relating to the Company.

3. PROCEDURES AND GUIDELINES GOVERNING TRADING

3.1 Prohibited Trading Activities

No Company Personnel (and no entity in respect of which he or she has or shares voting or investment control) should trade in:

(a) Any Company security, including common shares, preferred shares, debt securities, convertible securities, warrants, options, equity-based compensation awards or any other securities that obligate the Company to issue or sell any securities of the Company or give any person the right to subscribe for or acquire securities of the Company. A security of the Company also includes:

- (i) A put, call option or other right or obligation to purchase or sell securities of the Company.
- (ii) A security, the market price of which varies materially with the market price of the securities of the Company.
- (iii) A related derivative.

(b) Company securities during any applicable "blackout periods" as described below.

3.2 Specific Prohibition Against Short Selling, Hedging and Other Transactions for Certain Individuals

The following transactions by "reporting insiders" and all other individuals holding positions at or above the level of Vice President, with respect to securities of the Company are also specifically prohibited from engaging in: (a) Short sales.

(b) Monetization of equity awards (such as stock options, deferred and restricted share units, and other equity like securities).

(c) Any other hedging or equity monetization transactions where the individual's economic interest and risk exposure in the Company's securities are changed (such as collars or forward sales contracts).

The prohibitions in this section do not apply to trades associated with the exercise of stock options or other trades associated with Company approved equity-based compensation awards. Notwithstanding the

prohibitions contained in this Section 3.2, the Company's CFO may in exceptional circumstances waive the prohibition contained in Section 3.2 provided that the individual seeking the waiver does not have any undisclosed material information and that making such a waiver would not otherwise violate any applicable securities laws. The CFO will report any such waivers to the Chairman of the CGNC at its next regularly scheduled meeting.

3.3 No Trading During Blackout Periods

No trades or other transactions in Company securities (including the exercise of stock options or transactions involving other forms of equity-based compensation) shall be carried out by directors and officers of the Company and all other Company Employees who receive notice from the Company's Chief Financial Officer that they are designated blacked-out employees in respect of a Blackout Period (i.e, "Blacked Out Personnel"). Blackout Periods may be either a "regularly scheduled blackout period" or "discretionary blackout period" as designated by either the Disclosure Committee or the CFO, communicating promptly by e-mail or other manner as appropriate in the circumstances. No Company Personnel should disclose to any persons that are not Company Personnel that a discretionary blackout period has been designated.

(a) **"regularly scheduled blackout periods"** means periods in each case beginning the 10th day prior to the day on which the Company expects to release its annual or quarterly financial statements and ending 48 hours following such release of annual or quarterly financial statements.

(b) **"discretionary blackout periods"** are imposed from time to time on Company Personnel by the CEO or the CFO and at least one (1) other member of the Disclosure Committee (typically the Chairman of the CGNC), in addition to the regularly scheduled blackout periods, following consultation with other members of the Disclosure Committee or CGNC as may be appropriate in the circumstances.

(c) The following are **"Blacked-Out Personnel"** of the Company for the purposes of regularly scheduled and discretionary blackout periods:

(i) All directors and officers and their Related Persons.

(ii) All Company Personnel who are notified by the Company that they have been designated as Blacked-Out Personnel in respect of such periods, and their Related Persons.

(d) **Waiver** – Notwithstanding any of the prohibitions contained in this Section 3.3, the CFO and at least one (1) other member of the Disclosure Committee (typically the Chairman of the CGNC) may exercise discretion to waive the prohibitions contained in this Section 3.3 in exceptional circumstances (such as to allow for the exercise of options), provided that the person seeking the waiver does not have any undisclosed Material Information and that making such an exception would not violate any applicable securities laws. Company securities acquired on the exercise of options will be subject to all of the provisions of this Policy and cannot be sold in connection with the exercise of an option pursuant to this paragraph or otherwise except in compliance with the provisions of this Policy.

3.4 Pre-Clearance

In order to assist in preventing even the appearance of an improper insider trade, all proposed transactions in securities of the Company by directors and officers of the Company must be pre-cleared with the Company's CFO. Persons subject to the pre-clearance restriction should contact the CFO at least two business days (or such shorter period as the CFO may determine) in advance and may not effect any transaction subject to the pre-clearance request unless given clearance to do so. Any pre-clearance request that has been granted will be valid only for three business days following the approval date unless terminated

earlier by the CFO. If a transaction for which preclearance has been granted is not effected within such period, the transaction must be pre-cleared again.

Should either the CFO or the CEO need pre-clearance for a proposed transaction in securities of the Company, he/she shall request such clearance from two parties. In the case of the CFO, he/she shall request preclearance from both the CEO and from either the Lead Independent Director or the Chair of the Audit Committee. In the case of the CEO, he/she shall request pre-clearance from the CFO and from either the Lead Independent Director or the Chair of the Audit Committee. Neither the CFO nor the CEO shall effect any transaction until pre-clearance is granted.

To the extent that a material event or development affecting the Company remains non-public, persons subject to the pre-clearance requirement will not be given permission to effect transactions in securities of the Company. Such persons may not be informed of the reason why they may not trade. Any person that is made aware of the reason for an event-specific prohibition on trading shall not disclose the reason for the prohibition to third parties and should avoid disclosing the existence of the prohibition.

4. INSIDER REPORTING

The Company's CFO and Controller are available to assist reporting insiders in completing and filing the required insider reports through the System for Electronic Disclosure by Insiders (SEDI) website. Any reporting insiders who file their own reports are asked to promptly provide a copy of those reports to the Company's CFO and Controller so that the Company's records may be updated. Reporting insiders are reminded that they remain personally responsible for ensuring that their insider reports are completed and filed in accordance with the requirements of applicable securities laws.

5. POTENTIAL CIVIL LIABILITIES AND PENALTIES

5.1 Civil Liabilities

Under the Securities Act (Ontario), persons found guilty of violating the prohibitions against insider trading, tipping or recommending trades may be subject to a fine of not more than $5,000,000 or imprisonment for a term of not more than five years less a day (or to both) for contravening Ontario securities laws. Persons found guilty of insider trading or tipping may also be subject to a fine in an amount not less than the profit made or loss avoided by the person by reason of the contravention and not more than the greater of $5,000,000 and three times the profit made or loss avoided. A person who violates the insider trading and tipping provisions of the Securities Act (Ontario) may also be liable to compensate for damages the buyer or seller of securities (in the case of insider trading) or any person that bought or sold securities to or from a tippee (in the case of tipping) and otherwise prohibited from trading in securities or acting as an officer or director of a company. In addition to the Securities Act (Ontario), there may also be penalties under the Criminal Code and applicable corporate statutes for persons found guilty of insider trading and tipping.

5.2 Disciplinary Actions

Violation of this Policy or applicable legislation, rules, regulations or stock exchange requirements by any Company Personnel may subject that person to disciplinary action by the Company, which could include termination for cause. The violation of the Policy may also violate certain securities laws, which could expose such Company Personnel to civil and criminal personal liability. If it appears that Company Personnel may

have violated such securities laws, the Company may refer the matter to the appropriate regulatory authorities, which could lead to fines or other penalties.

5.3 Reporting of Violations

(a) Any Company Personnel who believes he may have violated this Policy or any applicable legislation, rules, regulations or stock exchange requirements, or knows of any such violation by any other Company Personnel, should report the violation immediately to the Chairman of the CGNC, or

(b) Any person, including Company Personnel may report a violation of the Code using the NAVEX EthicsPoint website:

(poet-technologies.ethicspoint.com) or mobile site (poet-technologies-mobile.ethicspoint.com) and may choose to do so anonymously.

6. ADMINISTRATION OF THE POLICY

The CGNC, in consultation with the Disclosure Committee, has been designated as responsible to oversee the procedures and guidelines relating to this policy. In this context, the Corporate Secretary on the advice of the Chairman of the CGNC or the Executive Chairman will administer, monitor and enforce compliance with applicable legislation, rules and regulations, as they relate to this policy and recommend revisions to this Policy as necessary to reflect changes in applicable legislation, rules and regulations.

Nothing contained in this Policy is intended to expand applicable standards of conduct under statutory or regulatory requirements or is intended to give rise to liability on the part of any Directors of the Company or the members of any Committee of the Board.

7. SEEKING COUNSEL ON THE POLICY

Any Company Personnel who are unsure about the application or interpretation of this Policy to a specific situation (including whether the information that they possess is material or non-public), or whether other prohibitions or restrictions apply, should consult with the CFO or Chairman of the CGNC.

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Approved by the Board of Directors on February 2, 2023
Re-affirmed by the Board of Directors on March 14, 2024
Re-affirmed by the Board of Directors on March 13, 2025

Acknowledgement of Receipt and Review of POET Technologies' SECURITIES TRADING POLICY.

I, ______________________________(name), acknowledge that on _____________________(date), received a copy of POET TECHNOLOGIES' SECURITIES TRADING POLICY and I read it, understood it and agree to comply with it.

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Signature

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Printed Name